FOR IMMEDIATE RELEASE

Smithfield Foods Reports First Quarter Results

SMITHFIELD, Virginia (September 8, 2009)—Smithfield Foods, Inc. (NYSE: SFD) today reported fiscal 2010 first quarter results.

Highlights
•	Loss from continuing operations was $107.7 million ($.75 per diluted share) versus a loss of $29.1 million ($.22 per diluted share) in the prior year
•	Loss from continuing operations, after adjusting for significant items, was $80.0 million ($.56 per diluted share)
•	Quarterly results include pre-tax impairment charges totaling $34.1 million on Hog Production farm assets and pre-tax debt extinguishment charges totaling $7.4 million
•	Hog Production losses continued as oversupply and recessionary conditions in the United States depressed domestic hog prices
•	Packaged meats achieved record first quarter profits
•	Pork segment restructuring activities are on-time and on-budget; benefits have begun to take hold
•	Liquidity levels remain in excess of $1 billion
•	New $1 billion U.S. credit facility and $625 million bond issue further strengthens the balance sheet
•	Reduced company U.S. sow herd by an additional 3%, bringing the total reduction to 13% over the last six quarters

Following are the company’s sales and operating profit (loss) by segment (in millions):

	Three Months Ended
	August 2, 2009	July 27, 2008
Sales:	(unaudited)
Pork
Fresh Pork	$1,033.4	$1,341.2
Packaged Meats	1,218.4	1,238.0
Total Pork	2,251.8	2,579.2

International	298.3	405.3
Hog Production	552.2	725.8
Other	71.2	44.2
	3,173.5	3,754.5
Intersegment	(458.2)	(612.7)
Consolidated sales	$2,715.3	$3,141.8

Operating profit (loss):
Pork
Fresh Pork	$(6.8)	$27.7
Packaged Meats	107.8	34.0
Total Pork	101.0	61.7

International	7.3	5.9
Hog Production	(162.1)	(38.8)
Other	(4.6)	(6.7)
Corporate	(16.4)	(19.6)
Consolidated operating profit (loss)	$(74.8)	$2.5

The company reported sales of $2.7 billion versus $3.1 billion in the same period last year and attributed the decline principally to lower volumes, currency fluctuations in its international operations and lower fresh pork selling prices.

The current quarterly results were affected by a number of significant items, including non-cash impairment charges on farm assets and losses on the extinguishment of the old U.S. credit facility. The table below presents the three months ended August 2, 2009, after adjusting the reported loss from continuing operations, before and after tax, and the loss per diluted share adjusted for the impact of significant items.

			Per
(in millions)	Before	After	Diluted
	Taxes	Taxes	Share
Reported GAAP measure	$(142.7)	$(107.7)	$(.75)

Add back of significant items:
Hog Production impairments	34.1	23.2	.16
Loss on debt extinguishment	7.4	4.5	.03
Adjusted Non-GAAP measure	$(101.2)	$(80.0)	$(.56)

Commentary
“This first quarter loss reflects the continuing adverse business environment in the hog production segment of the company’s operations. While raising costs have continued to decline and the pork processing segment continues to deliver strong profits, they were not sufficient to offset the negative impact of low hog prices on the hog production business. The sharply lower hog prices reflect the impact of the A(H1N1) outbreak at the end of the prior quarter and softer export demand,” said C. Larry Pope, president and chief executive officer.

“We continue to execute the Pork Group restructuring plan on or ahead of schedule. Five of the six plants that were targeted for closure have been closed and the remaining plant will be closed in the third quarter. Smithfield is already benefitting from the Pork Group restructuring plan and we are on track to achieve annual cost savings of approximately $55 million, after applicable restructuring expenses, in fiscal 2010 and $125 million by fiscal 2011,” he continued.

“On the financing front, a new $1 billion asset backed lending (ABL) credit facility, together with a new $200 million term loan and our July and August notes offerings, totaling $850 million, have positioned us to retire all near term debt maturities, repay our revolving credit facilities and further reduce our exposure to financial covenant risks, while maintaining ample liquidity. These steps have strengthened our balance sheet and helped position us to better weather the current economic environment,” Mr. Pope concluded.

Pork
Fresh Pork
Fresh pork volumes, average unit selling prices, and margins were weak throughout much of the quarter resulting in losses in fresh pork. First quarter results were the direct result of lower exports and a modest drop in domestic foodservice demand as a result of the recession. Fresh pork returned to profitability late in the quarter and continues to be solidly profitable in the early weeks of the second quarter.

Fresh pork exports declined 34% from last year’s record, primarily due to a substantial decline in sales to China. However, in historical terms, export volumes remain robust.

Packaged Meats
The company’s packaged meats business delivered very strong profits in the first quarter. Pricing discipline and rationalization of unprofitable business pushed margins higher despite a 9% reduction in sales volume and $6 million in charges related to the restructuring effort. Operating results were nearly $74 million higher than the prior year results. Results benefited from permanent improvements in operating efficiencies and plant utilization, as well as reduced raw material costs.

International
The company’s meat processing operations in Poland and Romania were profitable in the quarter in spite of relatively high raw material costs. Sales volumes in these two countries improved a combined 10% over last year. Campofrío Food Group results contributed income of $3.6 million in the quarter versus a loss last year.

Hog Production
Hog production losses continued in the first quarter, despite reductions in raising costs. Live hog market prices in the U.S. decreased 24% to $42 per hundredweight compared to $55 per hundredweight in the same quarter last year, due to an oversupply of live hogs in the U.S. Domestic raising costs decreased from the prior year and the fourth quarter of fiscal 2009. Domestic raising costs decreased to $59 per hundredweight from $61 per hundredweight in the prior year and $63 per hundredweight in the fourth quarter of fiscal 2009.

This quarter’s losses include a non-cash impairment charge of $34.1 million related to the write-down of farm assets of non-core hog operations in which the company is ceasing production or offering the farms for sale.

As previously announced, the company reduced the size of its U.S. sow herd by 10% in reaction to overall industry conditions and to modestly reduce its exposure to the live production side of the business. This has resulted in a reduction of 100,000 sows. In June 2009, the company announced a further reduction of its sow herd by 3%, or approximately 30,000 sows. The company believes these actions will result in approximately 2.2 million fewer market hogs annually by fiscal 2011.

Other
Results from the company’s investment in Butterball improved $5.9 million as production cutbacks and lower grain prices had a positive impact on the business. Smithfield sold all its remaining cattle during the quarter, effectively completing its exit from the business. The sell off of the cattle increased this segment’s sales compared to last year.

Financing
In the first quarter, the company entered into a new $1 billion ABL credit facility, with no currently applicable maintenance covenants. The company also entered into a new $200 million term loan that replaced an existing loan in the same amount and extended the maturity until fiscal 2014. In addition, the company completed an offering of $625 million 10% senior secured notes due July 2014. The new ABL and the notes replaced the company's previous U.S. revolving credit facility. In August 2009, after the first quarter ended, the company added an additional $225 million issuance to the senior secured notes offering. The company immediately retired its Euro revolver eliminating the last credit facility with standing covenants.

Outlook
“The hog production industry will very likely continue to incur losses until an industry-wide liquidation occurs. With current live hog market prices substantially below raisings costs for the foreseeable future, we believe the industry has finally reached an inflection point where liquidation must occur. In response to these industry dynamics, we have altered our hog production strategy by modestly reducing our exposure to commodity hog and grain markets through sow reductions and farm closings,” said Mr. Pope.

“On the other hand, our packaged meats business continues to achieve record profits. This has been our focus for several years. Once the Pork Group restructuring plan is complete, we expect incremental improvement in packaged meats profits of approximately $80 million annually by fiscal 2011. Although current profits are benefiting from low raw materials costs, we have permanently altered the corporate structure and manufacturing operations of our Pork segment. We have become more competitive by improving operating efficiencies, lowering costs and increasing plant utilization. Given the changes we have made in all aspects of our business, we are very optimistic and enthusiastic about the potential earnings power of this company,” he concluded.

With sales of $12 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company's forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, changes in our credit ratings, access to capital, the investment performance of the Company's pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the Company’s ability to effectively restructure portions of its operations and achieve cost savings from such restructurings and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the fiscal year ended May 3, 2009. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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 (Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	August 2, 2009	July 27, 2008
	(unaudited)
Sales	$2,715.3	$3,141.8
Cost of sales	2,616.6	2,946.6
Gross profit	98.7	195.2
Selling, general and administrative expenses	183.8	190.6
Equity in (income) loss of affiliates	(10.3)	2.1
Operating profit (loss)	(74.8)	2.5
Interest expense	60.5	45.3
Loss on debt extinguishment	7.4	-
Loss from continuing operations before income taxes	(142.7)	(42.8)
Income tax benefit	(35.0)	(13.7)
Loss from continuing operations	(107.7)	(29.1)
Income from discontinued operations, net of tax	-	15.9
Net loss	$(107.7)	$(13.2)

Income (loss) per common share:
Basic and Diluted:
Continuing operations	$(.75)	$(.22)
Discontinued operations	-	.12
Net loss per share	$(.75)	$(.10)

Weighted average shares:
Weighted average basic shares	143.6	135.5
Effect of dilutive stock options	-	-
Weighted average diluted shares	143.6	135.5

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) / LOSS OF AFFILIATES
(In millions)

		Three Months Ended
Equity Investment	Segment	August 2, 2009	July 27, 2008

Butterball	Other	$0.6	$6.5
Campofrío Food Group (1)	International	(3.6)	3.7
Mexican joint ventures	Various	(5.6)	(7.4)
All other equity method investments	Various	(1.7)	(0.7)
Equity in (income) loss of affiliates		$(10.3)	$2.1

(1) Prior to the 3rd quarter of fiscal 2009, we owned 50% of Groupe Smithfield and 24% of Campofrío.  Those entities merged in the third quarter of fiscal 2009 to form Campofrío Food Group, of which we own 37%. The amounts presented for Campofrío Food Group represent the combined results of Groupe Smithfield and Campofrío for last year’s quarter.

Campofrío Food Group (CFG) prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG's results reflects U.S. GAAP adjustments. Thus, there may be differences between the amounts we report for CFG and the amounts they report.

Contact:
Keira Ullrich.
Smithfield Foods, Inc.
(212) 758-2100
keiraullrich@smithfieldfoods.com